Exhibit 10.1

YELLOW ROADWAY

2004 LONG-TERM INCENTIVE PLAN

(As amended with effect from April 21, 2005)

Plan Provision
Performance Focus	Consolidated Yellow Roadway Corporation (“Company”) performance

Eligibility	The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall determine who may participate in this plan. Generally, grades 120-126 may be eligible for the Compensation Committee’s determination; however, the Compensation Committee may, in its sole discretion, omit those in those grade levels or add participants from outside of those grade levels. The Compensation Committee shall determine the payout target percentages by grade level. The Compensation Committee may remove any participant from further participation in this plan. For incomplete performance cycles upon termination of participation, the Compensation Committee may, in its sole discretion, determine to pay a terminating participant in both cash and Performance Share Units at the end of one or more relevant performance periods on a pro rata basis based on the length of time he or she was actively participating prior to termination during the performance period.

Performance Period	Overlapping three-year performance periods

Performance Criteria	Company performance measured against the S&P Mid Cap Index (400 companies) with target at the 50th percentile, threshold at the 25th percentile and maximum at the 75th percentile. In addition, the Compensation Committee may reduce any potential payment, under the Plan, based upon peer company performance relative to the Company or other performance factors that the Compensation Committee deems relevant.

Performance Measures and Weights	70% return on committed capital 30% net operating profit after taxes (“NOPAT”) growth

Threshold and Maximum Payment	Threshold 25% of target and maximum 200% of target.

Plan Formula Form of Payment	50% cash and 50% Performance Share Units, awarded at the end of performance period. For grants after April 21, 2005, Performance Share Units are determined by dividing the cash value by the average daily closing share price for the 30-trading day period ending on the day immediately prior to the date of grant. Performance Share Units are converted to shares of stock and delivered to the participant upon becoming fully vested and all holding periods are fully satisfied. The Compensation Committee may, based upon an estimated calculation, pay out a percentage of any earned award (on both cash and equity portions) in the first quarter of the year following the performance period with the balance to be paid by the end of the 3rd quarter in that year once the final calculations can be made. The Compensation Committee, in its sole discretion, may determine the sample size of the comparison companies in the applicable S&P index.

Vesting of Performance Share Units	50% of the Performance Share Units vest after three years and the remaining 50% of the Performance Share Units vest after six years, in each case, from the date of grant. The participant will not receive any stock on the vesting of the first 50% until the holding period is satisfied on the 6th anniversary of the date of grant or termination of employment after vesting, whichever occurs earlier.

Termination of Employment	Vested Performance Share Units are converted to stock and delivered to the participant. Non-vested units are forfeited, and no payment is made for incomplete performance periods. The Compensation Committee, at its sole discretion, may determine to deliver non-vested Performance Share Units to the terminating participant based on the circumstances of his or her separation from the Company.

Retirement and Disability

If the participant is age 65 upon termination of employment or is deemed to be totally or permanently disabled, both vested and non-vested Performance Share Units are converted to stock and delivered to the participant.

A participant shall be considered “permanently and totally disabled” if the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

If the participant terminates employment prior to age 65 and the participant is at least 55 years of age with the participant’s age plus years of service equal to at least 75, the Performance Share Units shall continue to vest on the same schedule as if the participant remained employed until age 65, and upon age 65 after such retirement all remaining Performance Share Units shall become fully vested and convert to shares of stock; provided, that the participant does not breach the non-competition covenant contained in the Performance Share Award agreement. For incomplete performance cycles upon such retirement, the participant will be paid both cash and stock at the end of the performance period on a pro rata basis based on the length of time he or she was actively employed during the performance period.

Death	Vested and non-vested Performance Share Units are converted to stock and delivered to the person’s estate. For incomplete performance cycles, the participant’s estate will be paid both cash and stock at the end of the performance period on a pro rata basis based on the length of time he or she was employed during the performance period.

Change of Control of Yellow Roadway	Vested and non-vested Performance Share Units are converted to shares of stock and delivered to the participant in the event of a “Change of Control”. For incomplete performance cycles, the participant will be paid both cash and stock on the date of the “Change of Control” on a pro rata basis based on the length of time he or she was actively employed during the performance period, assuming that the Company would meet a Target performance for each period. For the purposes of this Plan, “Change of Control” shall have the meaning that term is given in the Executive Severance Agreement between the participant and the Company, as it may be amended from time to time; or, if no such agreement exists, the meaning that term is given in the latest Executive Severance Agreement between the Company and its Chief Executive Officer.

New Participants	New participants in the plan will enter the plan at the effective date determined by the Compensation Committee and will have their target payment adjusted for partially completed performance periods.

Implementation of the revised Plan

Because of the impact of the Company’s acquisition of Roadway Corporation (“Roadway”) on the 2002-2004 and 2003-2005 performance cycles, Yellow Corporation (“Yellow”) only performance, compared to the S&P Small Cap Index, will be used for 2002 and 2003 for Yellow participants and Roadway only performance, compared to the S&P Small Cap Index, will be used for 2002 and 2003 for Roadway participants. Yellow Roadway Corporation performance as compared to the S&P Mid Cap Index for 2004 and 2005 will be used for those years for all participants. This 2004 Long Term Incentive Plan amends and restates the Long Term Incentive Plan adopted in 2002 in its entirety.

Deferred Compensation

This Plan is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.